Exhibit 99.1
Press Release

Release Date: May 13, 2011	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

  PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND
QUARTER RESULTS

Philadelphia, Pennsylvania (May 13, 2011) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $1.9 million, or $(0.20) per diluted share, for the quarter ended March 31, 2011 as compared to net income of $843,000, or $0.09 per diluted share, for the quarter ended March 31, 2010.    For the six months ended March 31, 2011, the Company recognized a net loss of $2.0 million, or $(0.21) per diluted share, as compared to net income of $1.5 million, or $0.15 per diluted share, for the comparable period in 2010.  The losses incurred for the three and six month periods in 2011 were due primarily to substantially increased loan loss provisions as collateral values related to two significant construction loans have declined substantially.

Tom Vento, President and Chief Executive Officer, stated “Our second quarter and year to date performance through the first six months of 2011 reflects the continued impact of the significant decline in commercial and residential real estate values resulting from the economic recession on our local real estate market.  We are seeing significant declines in collateral values for properties securing our loans with no clear prospect for improvement in the near term. Based on the  deterioration in collateral values for certain of our larger construction and development loans combined with limited sales activity, we charged off $4.1 million with respect to two such loans. Such charge offs, combined with additional provisions as a result of further review of the loan portfolio as a whole, necessitated the establishment of provisions totaling $3.6 million for the March quarter, directly leading to the losses we experienced for the quarter and for the six months ended March 31, 2011.  As a result of the losses we incurred and in order to conserve capital, the Board determined at this time that it will not pay a dividend in July.  Although the Board will re-evaluate this matter each quarter, our primary focus must be on conserving and strengthening our capital until our financial condition and performance improves.”

The Company established a provision for loan losses of $3.6 million for the quarter ended March 31, 2011 and $4.2 million for the six month period ended March 31, 2011 as compared to $250,000 and $385,000, respectively, for the comparable periods in 2010.  The increased level of provisions in the 2011 periods reflected primarily the decrease in the value of collateral securing two construction development projects.  In addition, the level of the provision reflected management’s ongoing review of the loan portfolio.  As a result of the increased loss experience during the quarter, the increased level of non-performing loans and the continuing deterioration of real estate values, management determined an additional provision was appropriate. The first project involves a $4.3 million construction loan secured by a 33-unit condominium project in Philadelphia.  Due to the lack of recent sales in the project combined with deterioration in real estate values in the market, in particular for condominiums, the Company made a determination to utilize the “bulk sale” appraised value of the remaining units in the project rather than the retail value.  This re-evaluation resulted in a charge-off of $2.6 million of which $1.9 million was recognized as provision expense for the quarter ended March 31, 2011.   The Company had previously established a specific reserve for this project of $788,000.  The second project involves an aggregate of $1.8 million in loans securing the seven unsold units associated with a 17-unit townhouse project in Philadelphia.  Based on both declines in values of the collateral securing the project and the lack of sales, Prudential determined to charge off $1.5 million of which $1.1 million was recognized as provision expense during the quarter ended March 31, 2011.  The Company had previously established a $338,000 specific reserve for this project.

At March 31, 2011, the Company’s non-performing assets totaled $14.2 million or 2.8% of total assets as compared to $6.7 million or 1.4% at September 30, 2010.  The non-performing assets consisted of $11.8 million in loans of which $7.7 million were one-to-four family residential loans, $3.2 million were construction and loan development loans and $894,000 were commercial real estate loans.  Included in the non-performing loans were $5.5 million in troubled debt restructurings which are performing in accordance to revised contractual terms.  The non-performing assets also included six one-to-four family residential real estate properties totaling $2.3 million.  The allowance for loan losses totaled $3.2 million, or 1.3% of total loans and 26.7% of non-performing loans at March 31, 2011.

At March 31, 2011, the Company had total assets of $506.0 million, a decrease of $23.1 million from $529.1 million at September 30, 2010.  The decrease was primarily attributable to decreases of $25.2 million in cash and cash equivalents and $11.3 million in net loans during the first two quarters of fiscal 2011.  These decreases were partially offset by a $13.9 million increase in the investment and mortgage-backed securities portfolio as we re-invested a portion of our cash and cash equivalents in such higher yielding assets.  This decline in the loan portfolio reflected in large part the $9.6 million decline in the construction and land development portfolio due in part to Prudential’s efforts to reduce its exposure in this line of lending due to continual deterioration of the real estate market in the Philadelphia area, as well as the charge-offs taken in the March quarter.

Total liabilities decreased $19.6 million to $452.5 million at March 31, 2011 from $472.1 million at September 30, 2010.  The decrease was primarily the result of a $16.5 million decrease in deposits, primarily certificates of deposit, as we have priced certificates at a level to achieve a balance between maintaining the desired level of liquidity and monitoring our interest rate spread.  Also contributing to the decrease was a $2.2 million decrease in accrued interest related to certificates of deposit which generally provide for interest to be distributed at year end.

Stockholders’ equity decreased by $3.5 million to $53.5 million at March 31, 2011 from September 30, 2010.  The decrease reflected the net loss of $2.0 million and the payment of dividends totaling $967,000 combined with a $919,000 decrease in the unrealized gain on available for sale securities.  The decrease in the amount of the unrealized gain reflected the decline in fair value of available for sale securities as a result of increases in market rates of interest as compared to September 30, 2010.

Net interest income decreased $395,000 or 9.8% to $3.6 million for the three months ended March 31, 2011 as compared to $4.0 million for the same period in 2010.  The yield declined as investment securities were called or matured and the proceeds were re-invested in securities bearing lower rates consistent with the current market.  The decrease reflected the effects of an $865,000 or 13.7% decrease in interest income partially offset by a $470,000 or 20.6% decrease in interest expense.  The decrease in interest income resulted from an 81 basis point decrease to 4.38% in the weighted average yield earned on interest-earning assets partially offset by a $10.6 million or 2.2% increase in the average balance of interest-earning assets for the three months ended March 31, 2011, as compared to the same period in 2010. The decline in the weighted average yield was due in large part to the 54 basis point decline in the yield earned on the loan portfolio combined with a 108 basis point decline in the yield earned on investment securities, in each case reflecting the effects of the current low interest rate market on our investments and loans as they reprice downward.  The decrease in interest expense resulted primarily from a 44 basis point decrease to 1.59% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $6.7 million or 1.5% increase in the average balance of interest-bearing liabilities for the three months ended March 31, 2011, as compared to the same period in 2010.

For the six months ended March 31, 2011, net interest income decreased $742,000 or 9.3% to $7.3 million as compared to $8.0 million for the same period in 2010. The decrease was due to a $1.7 million or 13.1% decrease in interest income partially offset by a $936,000 or 19.6% decrease in interest expense.  The decrease in interest income resulted primarily from an 85 basis point decrease to 4.43% in the weighted average yield earned on interest-earning assets, partially offset by a $17.2 million or 3.6% increase in the average balance of interest-earning assets.  The majority of the decline in the average yield reflected the 35 basis point and 103 basis point declines in yields earned on the loan and investment portfolio, respectively.  The decrease in interest expense resulted from a 47 basis point decrease to 1.67% in the weighted average rate paid on interest-bearing liabilities partially offset by a $13.3 million or 3.0% increase in the average balance of interest-bearing liabilities for the six months ended March 31, 2011, as compared to the same period in 2010.
For the quarter ended March 31, 2011, the net interest margin was 2.92%, as compared to 3.31% for the same period in 2010.  For the six months ended March 31, 2011, the net interest margin was 2.90%, as compared to 3.30% for the same period in 2010.  The decrease in the net interest margin was primarily due to the shift in the relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the later part of fiscal 2010.

Non-interest income amounted to $175,000 and $309,000 for the three and six month periods ended March 31, 2011, compared with $62,000 and $82,000 for the same periods in 2010.  The improvement compared to the 2010 period was due to the reduced level of other than temporary impairment (“OTTI”) charges arising from the Company’s redemption in kind in June 2008 of its entire investment in a mutual fund and the receipt in such redemption of non-agency mortgage-backed securities. The decline in the amount of losses recognized between the 2010 and 2011 periods reflected the decline in the amount of the OTTI charges from $133,000 and $337,000 for the three and six months ended March 31, 2010 to $45,000 and $140,000 during the three and six months ended March 31, 2011 related to the non-agency mortgage-backed securities as the markets for such securities continued the stabilization process commenced in the 2011 periods.

For the quarter ended March 31, 2011, non-interest expense increased $146,000 compared to the same period in the prior year, while non-interest expense increased $454,000 for the six month period ended March 31, 2011 compared to the same period in the prior year.  The increase for the three month period primarily related to increases in FDIC deposit insurance premiums.  The increases for the six month period were primarily due to expenses related increases in FDIC deposit insurance premiums, increases in salaries and employee benefits and increases in losses and expenses associated with real estate owned.

The Company recorded an income tax benefit for the quarter and six months ended March 31, 2011 of $740,000 and $325,000, respectively, compared to income tax expense of $333,000 and $955,000, respectively, for the quarter and six months ended March 31, 2010.  The tax benefit for the six month period ended March 31, 2011 was adversely impacted by the increase in the valuation allowance recognized in the first fiscal quarter of 2011 related to the $3.5 million deferred tax asset related to the capital loss carryforward created in connection with the June 2008 redemption in kind referenced above.

Although the Bank and the Company are considered to be well capitalized under all regulatory guidelines, in light of the need to conserve capital in view of the Company’s current financial condition and results of operations including recognition of the consolidated net loss incurred for the quarter ended March 31, 2011 the Board has determined that it will not declare a quarterly dividend in June 2011 which would normally be paid in July 2011.  The Board will review this matter each quarter and determine at such time the appropriateness of declaring a dividend with respect to the immediately preceding quarter and if the determination is made to declare a dividend, the amount of such dividend, taking into account the Company’s financial condition and results of operations.  However, the Board does not currently expect to declare any dividends for the remainder of the fiscal year at a minimum.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2011	2010
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$506,000	$529,080
Cash and cash equivalents	41,316	66,524
Investment and mortgage-backed securities:
Held-to-maturity	124,883	112,673
Available-for-sale	74,162	72,425
Loans receivable, net	243,820	255,091
Deposits	447,986	464,455
FHLB advances	593	615
Stockholders’ equity	53,499	56,999
Full service offices	7	7

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$5,446	$6,311	$11,099	$12,777
Total interest expense	1,816	2,286	3,838	4,774
Net interest income	3,630	4,025	7,261	8,003
Provision for loan losses	3,600	250	4,180	385
Net interest income after provision for loan losses	30	3,775	3,081	7,618
Total non-interest income	175	62	309	82
Total non-interest expense	2,807	2,661	5,670	5,216
(Loss) income before income taxes	(2,602)	1,176	(2,280)	2,484
Income tax (benefit) expense	(740)	333	(325)	955
Net (loss) income	$(1,862)	$843	$(1,955)	$1,529
Basic (loss) earnings per share	$(0.20)	$0.09	$(0.21)	$0.16
Diluted (loss) earnings per share	$(0.20)	$0.09	$(0.21)	$0.15

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.38%	5.19%	4.43%	5.28%
Average rate on interest-bearing liabilities	1.59%	2.03%	1.67%	2.14%
Average interest rate spread(2)	2.79%	3.16%	2.76%	3.14%
Net interest margin(2)	2.92%	3.31%	2.90%	3.30%
Average interest-earning assets to average interest-bearing liabilities	108.96%	108.22%	109.27%	108.65%
Net interest income after provision for loan losses to non-interest expense	1.07%	141.86%	53.34%	146.05%
Total non-interest expense to average assets	2.17%	2.09%	2.17%	2.05%
Efficiency ratio(3)	73.77%	65.11%	74.90%	64.51%
Return on average assets	(1.44)%	0.66%	(0.75)%	0.60%
Return on average equity	(13.51)%	5.98%	(7.01)%	5.45%
Average equity to average assets	10.65%	11.08%	10.67%	11.03%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2011	2010	2011	2010
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	4.85%	0.99%	4.85%	0.99%
Non-performing assets as a percentage of total assets(5)	2.80%	1.54%	2.80%	1.54%
Allowance for loan losses as a percentage of total loans	1.26%	0.93%	1.26%	0.93%
Allowance for loan losses as a percentage of non-performing loans	26.68%	96.12%	26.68%	96.12%
Net charge-offs to average loans receivable	1.65%	1.08%	0.83%	0.54%

Capital Ratio(4)
Tier 1 leverage ratio
Company	10.19%	10.66%	10.19%	10.66%
Bank	9.37%	9.77%	9.37%	9.77%
Tier 1 risk-based capital ratio
Company	22.63%	21.86%	22.63%	21.86%
Bank	20.81%	20.01%	20.81%	20.01%
Total risk-based capital ratio
Company	23.88%	22.84%	23.88%	22.84%
Bank	22.06%	20.99%	22.06%	20.99%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.

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